Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

January 24, 2024

Board of Directors

ERC COMMUNITIES 1, INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A (or Forms 1-SA and 1-K) of our reports dated April 25, 2023, with respect to the consolidated balance sheets of ERC COMMUNITIES 1, INC. as of December 31, 2022 and 2021 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2022 and 2021, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado